TOLL BROTHERS, INC. & SUBSIDIARIES   EXHIBIT 11

        STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

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
                                                Three Months Ended
                                                    January 31,
                                                   1998       1997
Income before extraordinary loss
  per income statement                           $ 16,555   $ 14,097
Addback:  Interest on convertible
          debentures, net of income taxes             315        378

Income before extraordinary loss (diluted)       $ 16,870   $ 14,475

Per share:
   Basic                                         $  0.47    $   0.42

   Diluted                                       $  0.44    $   0.39




Weighted average shares outstanding(Basic shares) 34,983      33,945

Common stock equivalents - stock options           1,381         737

Shares issuable on conversion of
          subordinated debentures                  1,763       2,345

          TOTAL (Diluted shares)                  38,127      37,027
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